Exhibit 11


                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                 Computation of Earnings Per Common Share (EPS)
                      (In thousands, except per share data)

                                                         Three Months Ended    Six Months Ended
                                                               June 30,            June 30,
                                                        ------------------    ------------------
                                                          2001       2000       2001       2000
                                                        -------    -------    -------    -------
Basic Earnings:
      Net income                                        $19,396    $10,676    $37,440    $25,069
                                                        =======    =======    =======    =======
      Shares
         Weighted average number of common
             shares outstanding                          93,198     92,155     92,812     91,877
                                                        =======    =======    =======    =======
             Basic earnings per common share            $  0.21    $  0.12    $  0.40    $  0.27
                                                        =======    =======    =======    =======
Diluted Earnings (a):
      Net income                                        $19,396    $10,676    $37,440    $25,069
                                                        =======    =======    =======    =======
      Shares
         Weighted average number of common
             shares outstanding                          93,198     92,155     92,812     91,877
         Additional shares assuming conversion of
             stock options and stock warrants (b)           844          -        880          -
                                                        -------    -------    -------    -------
         Weighted average common shares outstanding,
             as adjusted                                 94,042     92,155     93,692     91,877
                                                        =======    =======    =======    =======
             Diluted earnings per common share          $  0.21    $  0.12    $  0.40    $  0.27
                                                        =======    =======    =======    =======

(a) The $345.0 million of Convertible Debentures which are convertible into 8.7 million shares at $39.60 per share were outstanding during the three and six months ended June 30, 2001 and 2000, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(b) During the three and six months ended June 30, 2001 and 2000, the anti-dilutive effect associated with options and warrants were excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company's common stock during these periods. The total anti-dilutive options and warrants excluded for the quarters ended
     June 30, 2001 and 2000 were 3,937 and 7,610, respectively. Further, 3,931 and 7,265 anti-dilutive options and warrants were excluded from the year-to-date June 30, 2001 and 2000 periods, respectively.